Filed Pursuant to Rule 424(b)(3)

Registration No. 333-208315

REDWOOD MORTGAGE INVESTORS IX, LLC

SUPPLEMENT NO. 2

TO THE PROSPECTUS DATED MAY 1, 2018

This Supplement No. 2 supplements the prospectus dated May 1, 2018, as supplemented by Supplement No. 1 dated May 15, 2018 (as so supplemented, the “May 2018 Prospectus”), and together with the May 2018 Prospectus forms a part of the registration statement on Form S-11 (Registration No. 333-208315) of Redwood Mortgage Investors IX, LLC relating to our offering of up to 120,000,000 units of limited liability company interests.

The purpose of this Supplement No. 2 is to update certain sections of the May 2018 Prospectus to remove any reference to transfer restrictions imposed by the California Department of Business Oversight.

This Supplement No. 2 should be read in conjunction with the May 2018 Prospectus and is not complete without, and may not be delivered or utilized except in connection with, the May 2018 Prospectus, including any amendments or supplements to it. Unless otherwise defined in this supplement, all capitalized terms used have the meanings given them in the May 2018 prospectus.

The date of this Supplement No. 2 is June 7, 2018.

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Notice to California Investors

The section entitled “Notice to California Investors” on page 5 of the May 2018 prospectus is hereby deleted in its entirety.

Risk Factors

The risk factor entitled “There are substantial restrictions on the transferability of units” on page 18 of the May 2018 prospectus is hereby amended to delete the last sentence. As amended, the risk factor shall read as follows:

Units are not freely transferable, and they may not be acceptable by a lender as security for borrowing. Our operating agreement also imposes substantial restrictions upon your ability to transfer units. See “SUMMARY OF NINTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT.”

Summary of Ninth Amended and Restated Limited Liability Company Operating Agreement

The “Restrictions on Transfer” section on page 113 of the May 2018 prospectus is hereby amended to delete the fifth sentence. As amended, the section shall read as follows:

The operating agreement places substantial limitations upon your ability to transfer units. Any transferee must be a person that would have been qualified to purchase units in the offering. If a member holds fewer than 2,000 units, the manager shall have sole discretion to redeem that member’s units. No unit may be transferred if, in the judgment of the manager and/or its counsel, a transfer would jeopardize our status as a “partnership” for federal income tax purposes. In addition, you will not be permitted to make any transfer or assignment of your units if the manager determines such transfer or assignment would result in us being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code or any rules, regulations or safe-harbor guidelines promulgated thereunder.

Description of Units

The “Restrictions on Transfer” section on page 118 of the May 2018 prospectus is hereby amended to delete the third sentence of the first paragraph. As amended, the paragraph shall read as follows:

There is no public or secondary market for the units and none is expected to develop. Moreover, units may only be transferred if certain requirements are satisfied, and transferees may become members only with the consent of our manager. In addition, the assignment or other transfer of units must comply with the minimum investment and suitability standards imposed by us. See “INVESTOR SUITABILITY STANDARDS.” Under presently applicable state securities law guidelines, except in the case of a transfer by gift or inheritance or upon family dissolution or an intra-family transfer, each transferee of units must generally satisfy minimum investment and investor suitability standards similar to those applicable to the original offering of units. Additionally, following a transfer of less than all of your units, you must generally retain a sufficient number of units to satisfy the minimum investment standards applicable to your initial purchase of units. In the case of a transfer in which a member firm of FINRA is involved, that firm must be satisfied that a proposed transferee of units satisfies the suitability requirements as to financial position and net worth specified in Section (b)(2) of FINRA Rule 2310. The member firm must inform the proposed transferee of all pertinent facts relating to the liquidity and marketability of the units during the term of the investment.

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Ninth Amended and Restated Limited Liability Company Operating Agreement of Redwood Mortgage Investors IX, LLC

Section 7.4(c) of the Ninth Amended and Restated Limited Liability Company Operating Agreement of Redwood Mortgage Investors IX, LLC (Exhibit A to the May 2018 prospectus) will be replaced in its entirety by amendment. As amended, the section shall read as follows:

(c) [Reserved.]

Subscription Agreement

Attached to this supplement is a revised form of subscription agreement (Exhibit B to the May 2018 prospectus) for use by investors when subscribing to purchase our units. We have modified Section 1(c) of the Subscription Agreement on page B-1 and removed the Special Notice for California Residents Only beginning on page B-10.

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APPENDIX B

FORM OF SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY

REDWOOD MORTGAGE INVESTORS IX, LLC

A DELAWARE LIMITED LIABILITY COMPANY

The undersigned hereby applies to purchase units in REDWOOD MORTGAGE INVESTORS IX, LLC (the “company”) in accordance with the terms and conditions of the limited liability company operating agreement attached as Appendix A to the prospectus dated May 1, 2018, as amended or supplemented.

1. Representations and Warranties. The undersigned represents and warrants to the company and its manager as follows:

(a) I have received the prospectus dated         , and I accept and agree to be bound by the terms and conditions of the organizational documents of the company.

(b) I am aware that this subscription may be rejected in whole or in part by the manager in its sole and absolute discretion; that my investment, if accepted, is subject to certain risks described in part in “RISK FACTORS” set forth in the prospectus; and that there will be no public market for units, and accordingly, it may not be possible for me to readily liquidate my investment in the company.

(c) I understand that units may not be sold or otherwise disposed of without the prior written consent of the manager, which consent may be granted or withheld in its sole discretion, that any transfer is subject to numerous other restrictions described in the prospectus and in the limited liability company operating agreement.

(d) I have liquid assets sufficient to assure myself that such purchase will cause me no undue financial difficulties and that I can provide for my current and anticipated future needs and possible personal contingencies, or if I am the trustee of a retirement trust, that the limited liquidity of the units will not cause difficulty in meeting the trust’s obligations to make distributions to plan participants in a timely manner.

(e) I am of the age of majority (as established in the state in which I am domiciled) if I am an individual, and in any event, I have full power, capacity, and authority to enter into a contractual relationship with the company. If acting in a representative or fiduciary capacity for a corporation, partnership or trust, or as a custodian or agent for any person or entity, I have full power or authority to enter into this subscription agreement in such capacity and on behalf of such corporation, partnership, trust, person or entity.

(f) I am buying the units solely for my own account, or for the account of a member or members of my immediate family or in a fiduciary capacity for the account of another person or entity and not as an agent for another.

(g) I acknowledge and agree that counsel representing the company, the manager and its affiliates does not represent me and shall not be deemed under the applicable codes of professional responsibility to have represented or to be representing me or any of the members in any respect.

(h) If I am buying the units in a fiduciary capacity or as a custodian for the account of another person or entity, I have been directed by that person or entity to purchase the unit(s), and such person or entity is aware of my purchase of units on their behalf, and consents thereto and is aware of the merits and risks involved in the investment in the company.

BY MAKING THESE REPRESENTATIONS, THE INVESTOR HAS NOT WAIVED ANY RIGHT OF ACTION AVAILABLE UNDER APPLICABLE FEDERAL OR STATE SECURITIES LAWS INCLUDING BUT NOT LIMITED TO THE SECURITIES ACT OF 1933.

2. Power of Attorney. The undersigned hereby irrevocably constitutes and appoints the manager as his true and lawful attorney-in-fact, with full power and authority for him, and in his name, place and stead, to execute, acknowledge, publish and file:

(a) The limited liability operating agreement and any amendments thereto or cancellations thereof required under the laws of the State of Delaware;

(b) Any other instruments, and documents as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the company is doing or intends to do business; and

(c) Any documents which may be required to effect the continuation of the company, the admission of an additional or substituted member, or the dissolution and termination of the company.

The power of attorney granted above is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death or incapacity of the undersigned or, if the undersigned is a corporation, partnership, trust or association, the dissolution or termination thereof. The power of attorney shall also survive the delivery of an assignment of units by a member; provided, that where the assignee thereof has been approved by the manager for admission to the company as a substituted member, such power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the manager to execute, acknowledge, file and record any instrument necessary to effect such substitution.

3. Acceptance of Subscription Agreement. This subscription agreement will be accepted or rejected by the manager within thirty (30) days of its receipt by the company. The manager also reserves the right to revoke its acceptance within such thirty (30) day period. Upon acceptance, this subscription will become irrevocable and non-cancelable and subscription funds are non-refundable for any reason. The undersigned is obligated to purchase the number of units specified herein, for the purchase price of $1 per unit. The manager will return a countersigned copy of this subscription agreement to accepted members, which copy (together with my canceled check) will be evidence of my purchase of units.

4. Payment of Subscription Price. The full purchase price for units is $1 per unit, payable in cash concurrently with delivery of this subscription agreement. I understand that my subscription funds will be deposited into a subscription account upon receipt, but that I will not be admitted as a member of the company until this subscription agreement has been accepted by the manager. If my subscription is accepted, I will be admitted as a member of the company not later than the last day of the calendar month following the date my subscription was accepted. In the interim, my subscription funds will earn interest at money market account rates. Such interest will be returned to me after I am admitted to the company.

5. THE UNDERSIGNED AGREES TO INDEMNIFY AND HOLD REDWOOD MORTGAGE INVESTORS IX, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND ITS MANAGER AND OTHER AGENTS AND EMPLOYEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, AND DAMAGES, INCLUDING, WITHOUT LIMITATION, ALL ATTORNEYS’ FEES WHICH SHALL BE PAID AS INCURRED) WHICH ANY OF THEM MAY INCUR, IN ANY MANNER OR TO ANY PERSON, BY REASON OF THE FALSITY, INCOMPLETENESS OR MISREPRESENTATION OF ANY INFORMATION FURNISHED BY THE UNDERSIGNED HEREIN OR IN ANY DOCUMENT SUBMITTED HEREWITH.

6. Signature. The undersigned represents that: (a) I have read the foregoing and that all the information provided by me is accurate and complete; and (b) I will notify the manager immediately of any material adverse change in any of the information set forth herein which occurs prior to the acceptance of my subscription.

Type of Ownership: (check one)

☐	INDIVIDUAL	* ☐	IRA (Investor and Custodian must sign)

☐	TRUST (Trustee signature required) (Title page, Successor Trustee page and signature pages of the Trust Agreement must be enclosed)	* ☐	ROTH IRA (Investor and Custodian must sign)
		* ☐	SEP/IRA (Investor and Custodian must sign)

* ☐	JOINT TENANTS WITH RIGHTS OF SURVIVORSHIP	☐	PENSION PLAN (Trustee signature required)

* ☐	COMMUNITY PROPERTY	☐	PROFIT SHARING PLAN (Trustee signature required)

* ☐	TENANTS IN COMMON	☐	401(k) (Trustee signature required)

☐	TOD – Transfer On Death (must be titled as an Individual or as Joint Tenants only – special form required)	☐	OTHER (Please describe)

*	Two or more signatures required

7. INVESTOR NAME AND ADDRESS	Complete this section for all accounts. If asset is in a qualified plan Item 8 must also be completed. All checks and correspondence will go to this address unless another address is listed in Items 8 or 11 below.
☐ Mr. ☐ Mrs. ☐ Ms. ☐ Dr.
Name as it will appear on the account (How title should be held)
(Additional Name(s) if held in joint tenancy, community property, tenants-in-common)
Street Address
	City	State Zip Code
	Home Phone Number	Social Security #/Taxpayer ID#
	Alternate Phone Number	A Social Security Number or Tax ID is required for all accounts.
8. CUSTODIAN REGISTRATION	Name of Custodian:
Please print here the exact name of Custodian
Address
	City	State Zip Code
	Taxpayer ID#	Client Account Number
(X)	CUSTODIAN SIGNATURE

9. INVESTMENT Minimum initial investment 5,000 units ($5,000); minimum additional investment for existing member 1,000 units ($1,000). Partial unit purchases are acceptable.	Number of units to be purchased Amount of payment enclosed Please make check payable to Redwood Mortgage Investors IX, LLC

	Check one: ☐ Initial Investment	☐ Additional Investment

A completed Subscription Agreement is required for each initial and additional investment

10. DISTRIBUTIONS	Please check one of the following. Please note that all custodial account distributions not reinvested pursuant to the Distribution Reinvestment Plan will be directed to the custodian listed in Item 8.

Check One:

☐ I elect to participate in the Distribution Reinvestment Plan (DRP) with respect to all of my Units.

☐ I elect to have distributions paid with respect to all of my Units.

☐ I elect to participate in the DRP with respect to of my Units and to have distributions paid to me with respect to of my Units.

11. ALTERNATE ADDRESS FOR DISTRIBUTIONS	If cash distributions are to be sent to an address other than that listed in Item 7 or 8, please enter the information here. All other communications will be mailed to the investor’s registered address of record under Item 7. In no event will the company or its affiliates be responsible for any adverse consequences of direct deposits.

	Name	Client Account #

Address
	City	State Zip Code
DIRECT DEPOSIT (Electronic Funds Transfer)	Check one: Checking ☐ Savings ☐

(Must attach original voided check for checking account deposits, deposit slip for savings account deposits)

12. SIGNATURES         Please read and initial each of the representations below:

		Investor	Joint Investor
(a)	I have received the Prospectus for the company, and I accept and agree to be bound by the terms and conditions of the Prospectus.

(b)	I have a net worth (exclusive of home, furnishings, auto) of $70,000 and an annual gross income of at least $70,000 or a net worth of $250,000 (exclusive of home, furnishings, auto) or I meet the higher suitability requirements imposed by my state of residence as set forth in the prospectus (including any supplements thereto) under “Investor Suitability Standards” and below.

(c)	I am purchasing the units for my own account, and I acknowledge that there is no public market for the units.

(d)	I acknowledge my acceptance as a member is subject to the discretion of the manager(s) as agreed to under Section 1(b). The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA PATRIOT Act and payment of the full purchase price of the shares.

(e)	I have been informed by the participating broker-dealer firm specified herein, if any, of all pertinent facts relating to the lack of liquidity or marketability of this investment.

(f)	The undersigned represents that he/she is not: (a) on any list of sanctioned persons administered by the U.S. Office of Foreign Assets Control (“OFAC”), (b) otherwise a person or entity with whom U.S. citizens are generally forbidden to transact under economic sanctions measures, (c) a resident of or domiciled in or organized under the laws of Crimea, Cuba, Iran, North Korea, Sudan or Syria or any other jurisdiction that comes to be the subject of an embargo administered by OFAC, (d) in any jurisdiction identified in prior clause (c), or (e) a person or entity who is, directly or indirectly, owned by, controlled by or acting on behalf of one or more persons or entities identified in any of clauses (a), (b), (c) or (d). The undersigned further represents that he/she will not transfer units to any person or entity described in the preceding sentence.

(g)	For California residents only – Investors in California must have (exclusive of such investor’s home, furnishings and automobiles) (a) a gross annual income of not less than $70,000 and a net worth of not less than $150,000, or (b) a net worth of at least $250,000. In addition, an investment in our units by a California investor may not exceed 10% of the net worth (exclusive of such investor’s home, furnishings and automobiles) of that investor.

(h)	For Kansas residents only – It is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in our securities and other non-traded mortgage programs to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

		Investor	Joint Investor

(i)	For Kentucky residents only – No Kentucky resident shall invest more than 10% of his or her liquid net worth (cash, cash equivalents and readily marketable securities) in our units or the units of our affiliates’ non-publicly traded real estate programs.

(j)	For Michigan residents only – In addition to our standard suitability standards, an investment in our units, together with any investment in our affiliates, by a Michigan investor may not exceed 10% of the liquid net worth (exclusive of such investor’s home, furnishings and automobiles) of that investor.

(k)	For Missouri residents only – In addition to our standard suitability standards, Missouri investors must also have a liquid net worth of at least ten times their investment in RMI IX.

(l)	For Nebraska residents only – Nebraska investors must have (i) either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000; and (ii) Nebraska investors must limit their aggregate investment in this offering and in the securities of other non-publicly traded mortgage programs to 10% of such investor’s net worth. (Net worth in each case should be determined exclusive of home, home furnishings, and automobiles.) Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing investment concentration limit.

(m)	For Oregon residents only – In addition to our standard suitability standards, investors in Oregon must have a net worth (exclusive of such investor’s home, furnishings and automobiles) of at least $250,000. In addition, an investment in our units, together with any investment in our affiliates, by an Oregon investor may not exceed 10% of the net worth (exclusive of such investor’s home, furnishings and automobiles) of that investor.

(n)	For Tennessee residents only – In addition to meeting the general suitability standards stated above, Tennessee investors may not invest more than 10% of their net worth, exclusive of home, home furnishings, and automobiles, in RMI IX.

You do not waive any right you may have under the Securities Act of 1933, the Securities Exchange Act of 1934 or any state securities law by executing the Subscription Agreement. A sale of units may not be completed until after you have been in receipt of the final Prospectus for at least five (5) business days. If your Subscription Agreement is accepted, we will return to you a countersigned copy of the Subscription Agreement, which will constitute confirmation of your purchase of units.

IN WITNESS WHEREOF, the undersigned has executed below this day of , 20 , at (City)

Investor’s primary residence is in (State)

(X)
(Investor Signature and Title)

(X)
(Investor Signature and Title)

13. REGISTERED REPRESENTATIVE/FINANCIAL ADVISOR INFORMATION	The registered representative or advisor, by signing below, certifies that he or she has (a) reasonable grounds to believe, on the basis of information obtained from the investor concerning his or her investment objectives, other investments, financial situation and needs and any other information known by the selling broker-dealer, if any, that investment in the units is suitable for the investor and that suitability records are being maintained; (b) informed the investor of all pertinent facts relating to the liquidity and marketability of the units as required by FINRA Rule 2310; and (c) verified the identity of the above investor through appropriate methods and will retain proof of such verification process as required by applicable law.

Original Signatures Required

Registered Representative/Advisor

Name

Street Address

City, State, Zip Code

Phone Number

Email

X
Registered Representative/Advisor Signature

14. BROKER-DEALER INFORMATION	The undersigned broker-dealer hereby certifies that (i) a copy of the prospectus, as amended and/or supplemented to date, has been delivered to the above investor the requisite number of days prior to the date the Subscription Agreement was delivered to the company; and (ii) that the appropriate suitability determination as set forth in the prospectus has been made and that the appropriate records are being maintained.

Broker-Dealer Name

Street Address

City, State, Zip Code

X
Broker-Dealer Authorized Signature (required on all applications by broker-dealer)

Registered Investment Advisor (RIA) and Non-Commission Sales

☐ Please check the box if this investment is made through an RIA charging no commission on this sale or otherwise is made with no commission paid to the RIA or participating broker-dealer.

This option is not available through all broker-dealers. Please contact Redwood Mortgage Investors for more information.

(If an owner or principal or any member of the RIA firm is a FINRA licensed registered representative affiliated with a broker-dealer, the transaction should be conducted through that broker-dealer for administrative purposes, not through the RIA.)

Complete this page only if this is an RIA/non-commission sale

REGISTERED INVESTMENT ADVISOR INFORMATION

Are you a Registered Investment Advisor (“RIA”) under applicable state or federal law?                 ☐ YES                ☐ NO

Broker-Dealer Affiliated? ☐ YES    ☐ NO     Broker-Dealer Name

The advisor certifies that if the advisor is affiliated with a FINRA firm, that all fees received by him in connection with this transaction will be run through the books and records of the FINRA member firm in compliance with NASD Notice to Members 96-33, FINRA Rule 3280 and FINRA Rule 3270.

ADVISOR [1]

Name - Please Print

Authorized Signature

Firm Name

[1]	If the advisor is affiliated with a FINRA broker-dealer firm, all fees received by him or her in connection with this transaction will be run through the books and records of the FINRA member in compliance with NASD Notice to Members 96-33, FINRA Rule 3280 and FINRA Rule 3270.

(Office Use Only)

15. ACCEPTANCE This subscription will not be an effective agreement until it or a facsimile is signed by the manager of Redwood Mortgage Investors IX, LLC, a Delaware Limited Liability Company	This subscription accepted REDWOOD MORTGAGE INVESTORS IX, LLC, A Delaware Limited Liability Company 177 Bovet Road, Suite 520 San Mateo, CA 94402 (650) 365-5341

By:

	Investor #:		Date Entered:

	Check Amount:	$	Check Date:

Check Number:

Instructions for completing Subscription Agreement

Redwood Mortgage Investors IX, LLC

Please follow these instructions and complete each section carefully, as failure to do may result in rejection of your Subscription Agreement.

Type of Ownership (page 2)

Check the appropriate box to indicate what type of investment you are making. Note under each classification any additional signatures or documents that may be required. If the investment type you are making is not listed, enter it in the section titled OTHER.

Item 7. Investor Name and Address

Enter the full name of the investor. For trust accounts and non-custodial qualified plans enter the name of the trustee(s) on the first line and the trust or plan name on the second line. On custodial accounts this section must be completed for the benefit plan investor; custodial information is entered in Item 2.

Enter the investor’s mailing address, phone and Social Security Number or Tax ID Number. If the investment is made in more than one name, only one Tax ID Number will be used and should be that of the first person listed.

Item 8. Custodian Registration

Custodian should complete this section, entering all pertinent information and signing accordingly.

Item 9. Investment

Enter the number of units purchased and the dollar amount of the investment.

Mark whether the investment is an initial or additional investment.

Item 10. Distributions

Check the appropriate box to indicate whether the investor elects to participate in the Distribution Reinvestment Plan of the company or to have earnings distributed monthly.

Each investor who elects to have distributions reinvested agrees to notify the company and the broker-dealer named in the Subscription Agreement in writing if at any time he or she fails to meet the applicable suitability standards or he or she is unable to make any other representations and warranties as set forth in the prospectus or Subscription Agreement.

Item 11. Special Address for Distributions

If distributions are to be sent to an address other than that provided in Item 7 or 8, provide the name, address and account number.

If distributions are to be made to a checking or savings account via electronic funds transfer, check the appropriate box and attach an original voided check for checking accounts or an original deposit slip for savings accounts.

Your request for EFT deposit may be rejected if it is not accompanied by the proper bank document as indicated above.

Item 12. Signatures

You are required to execute your own Subscription Agreement and our manager will not accept any Subscription Agreement that has been executed by someone other than you unless, in the case of fiduciary accounts, the person has been given your legal power of attorney to sign on your behalf, and you meet all of the conditions in the Prospectus and the Subscription Agreement.

The investor initials each representation separately. If investment is held jointly or severally all investors must initial the representations.

Enter the date, city and state the Subscription Agreement was signed. If investment is held jointly or severally all investors must sign the Subscription Agreement. Only original signatures will be accepted.

Item 13. Registered Representative/Financial Advisor Information

The registered representative or financial advisor must complete and sign this section.

Item 14. Broker-Dealer Information

All pertinent broker-dealer information must be included.

Subscription Agreements for commission sales must be signed by both the registered representative and the broker-dealer. Please note that if the registered representative is authorized to sign on behalf of the broker-dealer they must sign section 7 and 8.

The Subscription Agreement may be rejected if it is not fully completed and signed.

Only an original, completed and signed Subscription Agreement will be accepted. Photocopied or otherwise duplicated Subscription Agreements cannot be accepted.

Registered Investment Advisor and Non-Commission Sales

For sales made to clients of RIAs or other non-commission sales, check the box at the end of Item 8 indicating as such. RIAs must also complete page 7 of the Subscription Agreement.

Item 15. Acceptance

Item 15 is for Redwood Mortgage Investors office use only

Forward the completed and signed original Subscription Agreement along with your payment to the following address. Wiring instructions are available. Please contact Investor Services for current wiring instructions.

Mailing Address

Redwood Mortgage Investors IX, LLC

177 Bovet Road, Suite 520

San Mateo, CA 94402

If you have any questions or require additional assistance in completing the Subscription

Agreement, please contact Investor Services at (800) 659-6593, option 5.